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                                                                       Exhibit 4


                       FIRST AMENDMENT TO CREDIT AGREEMENT

                  FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 30, 2001 ("Agreement"), by and among BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (the "PARENT"), and BRUSH WELLMAN INC., an Ohio corporation and a wholly owned subsidiary of the Parent ("BRUSH WELLMAN") (the Parent and Brush Wellman are herein each a "COMPANY" or a "BORROWER" and collectively, together with each of their respective successors and assigns, the "COMPANIES" or the "BORROWERS"), the lending institutions listed that are parties to this Agreement (herein, together with its or their successors and assigns, each a "LENDER" and collectively the "LENDERS"), and NATIONAL CITY BANK, a national banking association, as one of the Lenders, as the Lender under the Swing Line Revolving Facility (herein, together with its successors and assigns, the "SWING LINE LENDER"), and as administrative agent (the "ADMINISTRATIVE AGENT"):

                                WITNESSETH THAT:
                                ---------------

                  WHEREAS, the Borrowers, the Lenders (or their predecessors, as the case may be), the Swing Line Lender and the Administrative Agent entered into a Credit Agreement, dated as of June 30, 2000, under which the Lenders, subject to certain conditions, agreed to lend to Borrower up to $65,000,000 from time to time in accordance with the terms thereof; and

                  WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1.       EFFECT OF AMENDMENT; DEFINITIONS.

                  The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its respective provisions on the date hereof. As used in the Credit Agreement, the terms "Credit Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Agreement.

                  2.       AMENDMENTS.

                  (A) Section 1.1 of the Credit Agreement shall be amended as follows:

                  (1) The definition of "Consolidated Total Debt" is amended by deleting the same and inserting the following in lieu thereof:

                           "`CONSOLIDATED TOTAL DEBT' shall mean, at any time, the sum (without duplication) of the principal amount (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease, or the higher of liquidation value or stated value, in the case of Redeemable Stock) of all Indebtedness of the Borrowers and of the Subsidiaries, without duplication, all as determined on a consolidated basis, PROVIDED that for purposes of this definition none of the following obligations shall be considered in determining Consolidated Total Debt: obligations under (i) Hedge Agreements, (ii) Permitted Precious Metal Consignments, (iii) the

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         gold-denominated loan under the Letter Agreement for Loan and Purchase of Gold to be entered into between Williams Advanced Materials Inc. and The Bank of Nova Scotia and any other gold-denominated loan to Brush Wellman, or any other Subsidiary that deals in precious metals, all of which are to be in a form that is approved by the Administrative Agent, which approval will not be unreasonably withheld, but only to the extent that the aggregate payment obligations of Brush Wellman and any such other Subsidiaries thereunder do not exceed payments in respect of 23,781 ounces of gold, and (iv) the obligations of Brush Wellman in respect of the agreement described in section 9.4(h) to the extent that those obligations do not exceed $6,000,000 during any twelve month period."

                  (2) The following definition shall be inserted in alphabetical order:

                           "`PERMITTED MASTER COPPER LEASE AGREEMENTS' shall mean the Master Copper Lease Agreement, dated March 30, 2001, between Brush Wellman and Fleet Precious Metals, Inc. (the "Fleet Copper Agreement"), and any other master copper lease agreement arrangement entered into by Brush Wellman that is approved by the Administrative Agent, which approval will not be unreasonably withheld, but only to the extent that the aggregate value, in U. S. Dollars, of the copper subject to all those master copper lease agreements (including the Fleet Copper Agreement) does not in the aggregate exceed an amount greater than $15,000,000."

                  (B) Section 9.3(d) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:


                                    "(d) INVENTORY CONSIGNMENTS: Liens granted
                  in connection with: (i) any Permitted Precious Metal Consignments; and (ii) any Permitted Master Copper Lease Agreements."

                  (C) Section 9.4(g) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                                    "(g) CONSIGNMENT AND COPPER LEASE
                  OBLIGATIONS: obligations of Brush Wellman and subsidiaries of the Parent in respect of Permitted Precious Metals Consignments or Permitted Master Copper Lease Agreements."

                  (D) Section 9.5(1) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                                    "(l) the Permitted Precious Metal
                  Consignments and the Permitted Master Copper Lease
                  Agreements."

                  3.       REPRESENTATIONS AND WARRANTIES.

                  (A) Each Borrower hereby represents and warrants to the Lenders, the Swing Line Lender and the Administrative Agent that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by duly authorized officers of the Borrowers and

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constitutes the legal, valid and binding obligation of the Borrowers, enforceable against each of them in accordance with their respective terms.

                  (B) Each Borrower hereby represents and warrants to the Lenders, the Swing Line Lender and the Administrative Agent that the execution, delivery and performance by the Borrowers of this Agreement and their performance of the Credit Agreement has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of the Borrowers, or (c) any provision of any indenture, agreement or other instrument to which either of the Borrowers is a party, or by which either of the Borrowers or any of their properties or assets are or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

                  4.       CONDITIONS PRECEDENT.

                  This Agreement shall become effective when the following conditions precedent have been met:

                  (A) Borrowers shall have caused all Guarantors to execute and deliver to the Administrative Agent a Reaffirmation of Guaranty in form and substance satisfactory to the Administrative Agent.

                  (B) Borrowers shall have delivered or caused to be delivered such other documents as the Administrative Agent or any of the Lenders may reasonably request.

                  6.       MISCELLANEOUS.

                  (A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrowers agree to pay on demand all costs and expenses of the Lenders and the Administrative Agent, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Agreement.

                  (B) This Agreement is executed in accordance with and subject to Section 12.12 of the Credit Agreement. The execution, delivery and performance by the Lenders and the Administrative Agent of this Agreement shall not constitute, or be deemed to be or construed as, a waiver of any right, power or remedy of the Lenders or the Administrative Agent, or a waiver of any provision of the Credit Agreement, and none of the provisions of this Agreement shall constitute, or be deemed to be or construed as, a waiver of any "Event of Default" or any "Default," as those terms are defined in the Credit Agreement.

                  (C) Borrowers acknowledge and agree that, as of the date hereof, all of Borrowers' outstanding loan obligations to the Lenders and the Administrative Agent under the Credit Agreement and the Credit Documents are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and Borrowers hereby waive any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

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                  (D) This Agreement may be executed in two or more
counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.




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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


Address:                                       BRUSH WELLMAN INC.
         17876 St. Clair Avenue
         Cleveland, Ohio 44110
         Fax:  (216) 481-2523                  By:___________________________
                                               Title:________________________


Address:                                       BRUSH ENGINEERED MATERIALS, INC.
         17876 St. Clair Avenue
         Cleveland, Ohio 44110
         Fax:  (216) 481-2523                  By:___________________________
                                               Title:________________________


Address:                                       NATIONAL CITY BANK,
Deliveries:                                    for itself and as Agent
         Large Corporate Division
         1900 East Ninth Street
         Cleveland, Ohio 44114-3484            By:___________________________
         Fax:  (216) 222-0003                  Title:________________________

Mail:
         Large Corporate Division, Loc. #2077
         P.O. Box 5756
         Cleveland, Ohio 44101


                                               FIFTH THIRD BANK,
Address:                                       NORTHEASTERN OHIO

         1404 East Ninth Street
         Cleveland, Ohio 44114                 By:___________________________
         Fax:  (216) 274-5507                  Title:________________________


Address:                                       HARRIS TRUST AND SAVINGS BANK

         P.O. Box 755 (111/10W)
         Chicago, Illinois 60690-0755          By:___________________________
         Fax:  (312) 461-5225                  Title:________________________


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Address:                                       FIRSTAR BANK, N.A.

         1350 Euclid Avenue, ML 4432
         Cleveland, Ohio 44115                 By:___________________________
         Fax:  (216) 623-9208                  Title:________________________


                                               MANUFACTURERS AND TRADERS
Address:                                       TRUST COMPANY

         One Fountain Plaza
         Buffalo, New York 14203               By:___________________________
         Fax:  (716) 848-7318                  Title:________________________


Address:                                       LASALLE BANK, N.A.

         1300 East 9th Street, Suite 1000
         Cleveland, Ohio 44114                 By:___________________________
         Fax:  (216) 802-2212                  Title:________________________




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